NEWS RELEASE


                        For:      Kasper A.S.L., Ltd. and Anne Klein Company LLC

                        Contact:  Mary Ann Domuracki
                                  Kasper A.S.L., Ltd.
                                  Executive Vice President -
                                  Finance and Administration
                                  (201) 864-0328

                                  Laura Wenke
                                  Anne Klein Company LLC
                                  (212) 852-5802

                                  Christine DiSanto/Caroline Eustace/
For Immediate Release             Bernadette Maglione
---------------------             Lauren Gargano - Media
                                  Morgen-Walke Associates
                                  (212) 850-5600



                 KASPER A.S.L., LTD. AND ANNE KLEIN COMPANY LLC
                         ENTER INTO EXCLUSIVE AGREEMENTS
              -- Kasper to Purchase ANNE KLEIN(R) Trademarks -- --
          Kasper and Anne Klein Also Agree to a Licensing Agreement --


         Secaucus, NJ, and New York, NY, March 16, 1999 - Kasper A.S.L., Ltd. (Nasdaq:KASP) and Anne Klein Company LLC jointly announced today that they signed a definitive agreement for Kasper to purchase Anne Klein's trademarks and selected related assets (the "Purchase Transaction"). The Purchase Transaction should provide Kasper with the strategic opportunity to expand its business with a high quality brand through a combination of strong licensed products and apparel categories such as sportswear and casual career apparel.

         Kasper A.S.L., Ltd. and Anne Klein Company LLC also signed a licensing agreement under which Anne Klein Company LLC granted an exclusive, international license to Kasper for ANNE KLEIN(R) women's and girls' sportswear, suits and dresses under the ANNE KLEIN(R), ANNE KLEIN II(R) and A LINE ANNE KLEIN(TM) trademarks. The license agreement would end upon completion of the Purchase Transaction.

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         The apparel  collections will include the ANNE KLEIN(R) and A LINE ANNE
KLEIN(TM) bridge collections beginning with Resort 1999, and are expected to include a suit line and a better sportswear collection beginning in Fall 2000. Anne Klein Company LLC will continue to design, manufacture, sell and ship the Fall 1999 ANNE KLEIN(R) and A LINE ANNE KLEIN(TM) bridge collections.

         Completion of the Purchase Transaction and the licensing agreement are subject to obtaining certain required regulatory and other consents and approvals. Completion of the Purchase Transaction is also subject to attaining financing for the trademark acquisition.

         Commenting on the agreement, Arthur S. Levine, Chairman and Chief Executive Officer of Kasper, stated, "We are excited about the tremendous opportunity to further develop a high quality label such as Anne Klein. Through its 31-year operating history, Anne Klein has built a powerful brand name with a loyal consumer following both domestically and internationally. Importantly, our companies complement each other in many ways. Specifically, Anne Klein has strong design and marketing capabilities, and this, coupled with Kasper's high quality, efficient production operations and substantial distribution capabilities, should bode well for Kasper's successful launch of the various ANNE KLEIN(R) collections at retail."

         Frank R. Mori, President of Takihyo, Anne Klein's parent company, noted, "We are very excited about these transactions with Kasper and Arthur Levine. While Anne Klein will continue its important position in the Bridge category, it will have a broader penetration into the larger Better market resulting in a stronger Anne Klein brand franchise. In addition, this broader penetration will provide a valuable platform for growth of our outstanding licensees."

         Kasper A.S.L., Ltd is a leading manufacturer of women's suits, as well as career sportswear and dresses. The Company's product lines are sold in over 2,000 retail locations throughout the United States, Europe and Canada, and in Kasper's 57 retail outlet stores. The Company currently distributes its products under the Kasper for A.S.L.(R), LeSuit(TM), Albert Nipon(R), b. bennett(TM), Kasper and Company(R) and Kasper Dress(R) labels. The Company also licenses its Kasper(R) and Albert Nipon(R) labels for various men's and women's products.

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         For more than thirty years,  ANNE  KLEIN(R) has meant classic  American sportswear and a broad range of accessories designed with special attention to the needs of modern women. Anne Klein products are sold in the finest department stores and specialty stores throughout the world by the Company and its licensees.



This press release may contain forward-looking statements that are being made under applicable federal securities laws. Such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, expressed or implied.